UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                                 (Rule 13d-102)


                              INFORMATION STATEMENT
                        PURSUANT TO RULES 13d-1 AND 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment #8)

                            IQ ENHANCED CORE BOND US ETF
                                (Name of Issuer)

                                   COMMON STOCK
                         (Title of Class of Securities)

                                   45409B487
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G/A

CUSIP NO. 45409B487                                          Page 2 of 4 Pages
IQ ENHANCED CORE BOND US ETF

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  NEW YORK LIFE INVESTMENT MANAGEMENT, LLC.

                  EIN # 52-2206685
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK, NY

NUMBER OF                  5.       SOLE VOTING POWER          1,834,230
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER        0
OWNED BY
EACH                       7.       SOLE DISPOSITIVE POWER     1,834,230
REPORTING
PERSON                     8.       SHARED DISPOSITIVE POWER   0
WITH

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                         1,834,230

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES* [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        47.64%

12.   TYPE OF REPORTING PERSON*

                  Qualified Institutional Investor

                                  SCHEDULE 13G/A

CUSIP NO. 45409B487                                          Page 3 of 4 Pages
IQ ENHANCED CORE BOND US ETF



Item 1(a)     Name of Issuer: IQ ENHANCED CORE BOND US ETF

Item 1(b)     Address of Issuer's principal executive offices:
                                IndexIQ Advisors LLC
                                800 Westchester Avenue
				Suite N611
                                Rye Brook, NY 10573

Item 2(a)     Name of person filing:    New York Life Investment
		Management, LLC.

Item 2(b)     Address of principal business office:

                                51 Madison Avenue
                                New York, NY 10010

Item 2(c)     Citizenship: See Item 4 of Cover Page

Item 2(d)     Title of class of securities: See Cover Page

Item 2(e)     Cusip No.:   See Cover Page

Item 3        Type of Person:	See Item 12 of Cover Page

Item 4(a)     Amount beneficially owned:   1,834,230

Item 4(b)     Percent of class:   47.64%

Item 4(c)     For information regarding voting and dispositive power with
		respect to the above listed shares see items 5-8 of Cover
		Page.

Item 5        Ownership of 5 percent or less of a class:
		IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS
		CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS SECURITIES, CHECK THE
		FOLLOWING ( ).

Item 6        Ownership of more than 5 percent on behalf of another person:
		NOT APPLICABLE

                                  SCHEDULE 13G/A

CUSIP NO. 45409B487                                          Page 4 of 4 Pages
IQ ENHANCED CORE BOND US ETF



Item 7        Identification and classification of subsidiary which acquired the
		security being reported on by the parent holding company:
		NOT APPLICABLE

Item 8        Identification and classification of members of the group:     NOT
              		APPLICABLE

Item 9        Notice of dissolution of the group:     NOT APPLICABLE

Item 10       Certification:

              	By signing  below I certify  that, to the best of my knowledge
		and belief, the securities referred to above were acquired and
		are held in the ordinary course of business and were not acquired
		and are not held for the purpose of or with the effect of changing
		or influencing the control of the issuer of the securities and were
		not acquired and are not held in connection with or as a participant
		in any transaction having that purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated: February 10, 2017

                                    /s/ Todd Minichino
                                    -----------------------------
                                    Name:  Todd Minichino
                                    Title: Senior Director